Exhibit 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX RAISES DECEMBER QUARTER SALES GUIDANCE

SAN JOSE, CA, DECEMBER 7, 2005 — Xilinx, Inc. (Nasdaq: XLNX) today released its business update for the December quarter of fiscal 2006.

•                  December quarter sales are now expected to increase 4% to 8% sequentially as a result of better than expected sales from customers in North America and Asia Pacific.  This is up from prior guidance of up 1% to 5% sequentially.

•                  Gross margin guidance of 62% to 63% is unchanged.

•                  Pursuant to the provisions of the American Jobs Creation Act of 2004, the company has elected to repatriate $500 million of foreign earnings.  As a consequence, the company will record a tax charge of approximately $27 million in the December quarter related to the extraordinary dividend.

•                  The effective tax rate for the year, excluding the repatriation, is expected to increase to 23%, up from previous guidance of 21% - 22%.  This is due to greater forecasted profits in the United States than originally expected.

No conference call will be held in conjunction with this guidance revision.  Additional commentary pertaining to the quarter will be available when the company reports its third quarter financial results on January 19, 2006.

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This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, higher-than-anticipated product delinquencies, more customer volume discounts than expected, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to secure meaningful wafer capacity from our suppliers, our ability to secure adequate test, packaging and assembly capacity from our suppliers, our ability to successfully manage production at multiple foundries, currency fluctuations and their respective impact to customer purchasing power, variability in wafer pricing, and other risk factors listed in our most recent Form 10-K.